Exhibit 4.1

CREDIT AGREEMENT

- Between -

MOD-PAC CORP.

- And -

HSBC Bank USA

DATED: February 20, 2003

TABLE OF CONTENTS

Exhibit A - Line of Credit Note
Exhibit B - Term Note
Exhibit C - Compliance Certificate
Exhibit D - Request Certificate - Line of Credit
Exhibit E - Request Certificate - Term Loan
Exhibit F - Draw Request Certificate
Schedule 1 - Employee Benefits Plans
Schedule 2 - Liens

(iii)

          AGREEMENT dated February 20, 2003 between MOD-PAC CORP., a New York corporation ("Company") and HSBC BANK USA, a banking corporation organized under the laws of New York ("HSBC Bank").

ARTICLE I. Definitions

                1.1    Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

                "Affiliate" - Any (a) Person who now or hereafter has Control of or is now or hereafter under common Control with, the Company or any Subsidiary or over whom or over which the Company or any Subsidiary now or hereafter has Control, or (b) any Person who is now or hereafter related by blood, by adoption or by marriage to any such Person or now or hereafter resides in the same home as any Person referred to in clause (a) of this sentence.

                "Applicable Interest Margin" - The margin above or below the applicable LIBOR Rate or Prime Rate, as appropriate, as determined from the Pricing Grid, in order to determine the applicable interest rate for advances under the Line of Credit and the Term Loan, or to determine the applicable fee for certain Letters of Credit. The Applicable Interest Margin shall be determined quarterly as of the last day of each fiscal quarter of the Company using a Rolling Four-Quarter Basis and shall be based on the Company's Leverage Ratio as indicated by the levels on the Pricing Grid.

                "Business Day" - (a) For all purposes other than as set forth in clause (b) of this definition, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and (b) with respect to LIBOR Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Eurodollar Market.

                "Code" - The Internal Revenue Code of 1986, as amended from time to time.

                "Commonly Controlled Entity" - An entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

                "Company" - As defined in the preamble of this Agreement.

                "Compliance Certificate" - A certificate from the President, or Vice President and Treasurer of the Company in the form of Exhibit C annexed hereto certifying that (a) the Company has complied with and is in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it; (b) there exists no Potential Default or Event of Default as defined in this Agreement, or if this is not the case, that one or more specified Potential Defaults or Events of Default have occurred, together with a description of the action taken or to be taken by Company to cure the same; and (c) the representations and warranties contained in this Agreement are true with the same effect as though made on the date of the certificate.

                "Consolidated" or "Company on a Consolidated basis" - The consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated audited financial statements referred to in Section 4.7.

                "Control" - (a) The power to vote 20% or more of the outstanding shares of any class of stock of a Person which is a corporation, (b) the beneficial ownership of 20% or more of the outstanding shares of any class of stock of a Person which is a corporation, or (c) the power to direct or cause the direction of the management and policies of a Person which is not a corporation, whether by ownership of any stock or other ownership interest, by agreement or otherwise, in each case by or on behalf of a single Person or group of Persons acting as a group for the purposes of filing Schedules 13-D or 13-G with the Securities and Exchange Commission.

                "Credit" - All extensions of credit set forth in Article II of this Agreement, whether in the form of Line Loans, Letters of Credit or Term Loans.

                "Current Assets" - All assets classified as current in accordance with GAAP.

                "Current Liabilities" - Those liabilities classified as current in accordance with GAAP with adequate provisions for all accrued liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with GAAP.

                "Debt Service Coverage Ratio" - The ratio of (a) EBITDA less current taxes, dividends and capital expenditures, to (b) Interest Expense plus current maturities of the Company's long-term Indebtedness on a Consolidated Basis; provided, however, for fiscal year 2003 calculations, (i) the Company may exclude from part (a) the $7,000,000 in dividends actually paid to Astronics Corporation during fiscal year 2002, and (ii) the dollar amount of actual capital expenditures used in part (a) above will be the lesser of actual capital expenditures made or $4,500,000.

                "Disposal" - The intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

                "Draw" - An advance made on the Term Loan during the Draw Period in accordance with the terms of this Agreement.

                "Draw Period" - The period beginning on the date of this Agreement and ending on July 31, 2003 during which Draws may be made on the Term Loan.

                "EBITDA" - For the relevant period, Company's Consolidated earnings before interest, taxes, depreciation and amortization expenses.

                "Environment" - Any water including but not limited to surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish, wildlife, plants; and all other natural resources or environmental media.

                "Environmental Laws" - All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto to the extent that such rules, regulations, policies, guidelines, interpretations, decisions, orders and directives are published or otherwise available to the public or are otherwise known by or available to the Company or any of its Subsidiaries.

                "Environmental Permits" - All licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of any such property.

                "ERISA" - The Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations and rulings promulgated and issued thereunder.

                "Event of Default" - As defined in Section 7.1 of this Agreement.

                "Excess Cash" - Company's Consolidated cash in excess of $1,000,000.

                "GAAP" - As of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

                "Hazardous Substances" - Without limitation, any explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C.

Section 6901 et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder.

                "Indebtedness" - At a particular date, without duplication, (a) all indebtedness of a Person for borrowed money or for the deferred purchase price of property, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, (c) all liabilities secured by any lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, and (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized.

                "Intangibles" - As of any measurement date, the aggregate of the amounts which are, in accordance with GAAP, carried on the books of a Person for (a) unamortized debt discount and debt expenses, (b) any cost of investments in excess of net assets acquired at the time of acquisition, (c) patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expenses and other like intangibles, and (d) any write-up in the book value of any assets resulting from a revaluation thereof.

                "Letter of Credit" or "Letters of Credit" - Individually, and collectively, any, and all, standby or commercial letters of credit issued by HSBC Bank pursuant to this Agreement upon application by the Company.

                "Letter of Credit Sublimit" - The $750,000 maximum aggregate face amount of all Letters of Credit which can be outstanding at any one time.

                "Leverage Ratio" - The ratio of the Company's Total Funded Debt to EBITDA.

                "LIBOR Interest Determination Date" - A Business Day that is two Business Days prior to the commencement of each LIBOR Interest Period during which the LIBOR Rate will be applicable.

                "LIBOR Interest Period" - The 30-, 90- or 180-day period selected by the Company pursuant to Section 2.4 hereof during which the LIBOR Rate Option is in effect.

                "LIBOR Loan" - Any Loan on which interest is calculated based on the LIBOR Rate.

                "LIBOR Minimum Amount" - The minimum amount of any LIBOR Loan made hereunder which amount shall be $1,000,000 for any LIBOR Loan made under the Term Loan during the Draw Period, but otherwise shall be $250,000 for any Line Loan at any time or for the Term Loan after the Draw Period has expired.

                "LIBOR Rate" - The reserve adjusted rate of interest per annum determined by HSBC Bank to be applicable to any selected LIBOR Interest Period equal to the average rate per annum which the offices of various leading banks located in London, England offer for deposits in U.S. Dollars in the London Interbank Eurodollar Market at approximately 11:00 am. (London time) on a LIBOR Interest Determination Date in an amount approximately equal to the amount of the applicable Loan.

                "LIBOR Rate Option" - The Rate Option in which interest is calculated based upon the LIBOR Rate.

                "Line of Credit" - The financing to be extended by HSBC Bank to the Company in the form of Line Loans or Letters of Credit pursuant to the terms of this Agreement.

                "Line Loan" or "Line Loans" - As defined in Section 2.1(a) of this Agreement.

                "Line of Credit Note" - As defined in Section 2.1(c) of this Agreement.

                "Loan" or "Loans" - Individually and collectively, any Line Loan, Letters of Credit, Draw or Term Loan made pursuant to this Agreement.

                "Material Adverse Effect" - A material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

                "Multiemployer Plan" - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Note" or "Notes" - Collectively, the Line of Credit Note and the Term Note.

                "Permitted Encumbrance" - Any encumbrance described in Section 6.2 hereof.

                "Person" - Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

                "Plan" - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 1 to this Agreement.

                "Potential Default" - Any event or occurrence which with the giving of notice, or passage of time, or both, constitutes an Event of Default.

                "Pricing Event" - As defined in Section 2.4 of this Agreement.

                "Pricing Grid" - The grid set forth in Section 2.4 of this Agreement to determine the interest rate applicable, from time to time, to the Line of Credit, the Term Loan and the Letters of Credit.

                "Prime Rate" - The rate of interest publicly announced by HSBC Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers from time to time.

                "Prime Rate Loan" - Any Loan on which interest is calculated based on the Prime Rate.

                "Prime Rate Loan Minimum Amount" - The minimum amount for any Prime Rate Loan made under this Agreement which amount shall be $1,000,000 for any Prime Rate Loan made under the Term Loan during the Draw Period, but otherwise shall be $100,000 for any Line Loan at any time or for the Term Loan after the Draw Period has expired.

                "Prime Rate Option" - The Rate Option in which interest is calculated based on the Prime Rate.

                "Rate" - The applicable interest rate as defined in Section 2.4 hereof.

                "Rate Option" or "Rate Options" - The choice of applicable interest rates and LIBOR Interest Periods offered to the Company pursuant to Section 2.4 hereof to establish the interest to be charged on the Credit from time to time.

                "Release" - Release as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), and the regulations promulgated thereunder.

                "Reportable Event" - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.

                "Request Certificate" - A certificate in the form annexed hereto as Exhibits D, E and F, respectively, with all blanks appropriately completed.

                "Rolling Four-Quarter Basis" - The four most recently completed consecutive fiscal quarters of the Company immediately preceding a calculation date.

                "Subsidiary" - Any corporation of which at least 50% of the voting stock is owned by the Company directly or indirectly through one or more Subsidiaries, and any limited liability company of which at least 50% of the membership interests are owned by the Company directly or indirectly through one or more Subsidiaries.

                "Tangible Net Worth" - At a particular date, all amounts which would be included under shareholders' or owners' equity on a balance sheet of an entity, determined in accordance with GAAP, less Intangibles, plus the principal balance of any unsecured Indebtedness that is subordinated to the Indebtedness of the Company to HSBC Bank under this Agreement in a manner reasonably satisfactory to HSBC Bank.

                "Term Loan" - As defined in Section 2.3(a) of this Agreement.

                "Term Note" - As defined in Section 2.3(b) of this Agreement.

                "Total Funded Debt" - For the relevant period, the Consolidated indebtedness of the Company for borrowed money to any person, including without limitation, HSBC Bank, less Company's Excess Cash.

                "Total Liabilities" - At a particular date, the sum, without duplication, of (a) all amounts which would be included as liabilities on a balance sheet of an entity at such date, determined in accordance with GAAP and (b) any Indebtedness of such entity, but not including undrawn letters of credit or any other contingent liabilities of such entity.

                All accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited Consolidated financial statements of the Company and its Subsidiaries referred to in Section 4.7 of this Agreement. Capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the New York Uniform Commercial Code as in effect on the date of this Agreement.

ARTICLE II. The Credit

                2.1    Line of Credit.    (a) Line Loans. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, HSBC Bank may, in its sole discretion, from time to time commencing on the date the conditions specified in Section 3.1 are satisfied, make one or more loans (individually a "Line Loan," or collectively, "Line Loans") to the Company, or issue Letters of Credit for the account of the Company, and the Company may make a request for a Line Loan or Line Loans from HSBC Bank or Letters of Credit to be issued by HSBC Bank, at any one time and from time to time in amounts not exceeding in the aggregate at any one time outstanding for all such Line Loans and Letters of Credit Six Million Dollars ($6,000,000) ("Line Limit"); provided, however, in no event may the aggregate outstanding face amount of Letters of Credit exceed the Letter of Credit Sublimit. Within the Line Limit and subject to the limitations set forth in this Agreement, the

Company may borrow, repay and reborrow Line Loans. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE LINE OF CREDIT SHALL BE ADVANCED IN THE SOLE DISCRETION OF HSBC BANK, SHALL BE REPAYABLE ON DEMAND OF HSBC BANK, AND SHALL BE SUBJECT TO ANNUAL REVIEW BY JUNE 30TH OF EACH YEAR AS TO AVAILABILITY.

                        (b)    Method of Borrowing Line Loans. If and when the Company wishes HSBC Bank to make a Line Loan available or to continue a Line Loan as a LIBOR Loan or convert a Line Loan from a Prime Rate Loan to a LIBOR Loan or from a LIBOR Loan to a Prime Rate Loan, the Company shall notify HSBC Bank (which notice may be given by telephone or by means of a duly executed Request Certificate) not later than 2:00 p.m. (Buffalo, New York time) on the Business Day on which the Line Loan is to be funded or on the Business Day of the proposed conversion date in the case of a conversion to a Prime Rate Loan or on the LIBOR Interest Determination Date immediately preceding the proposed conversion or continuation date in the case of a conversion to, or continuation of, a LIBOR Loan. The Company shall specify (i) the aggregate amount of the Line Loan to be advanced, continued or converted on a designated date, which shall be at least the LIBOR Minimum Amount or whole multiples thereof for LIBOR Loans and at least the Prime Rate Loan Minimum Amount or whole multiples thereof for Prime Rate Loans, respectively, (ii) the proposed date on which the Line Loan is to be funded, continued or converted, which shall be a Business Day, (iii) whether such Line Loan is to be a Prime Rate Loan or LIBOR Loan, and (iv) the applicable LIBOR Interest Period, if any. As early as practically possible, but not later than 3:00 p.m. (Buffalo, New York time) on the date on which the Line Loan is to be made, continued or converted and upon fulfillment of the conditions set forth in Article III of this Agreement, HSBC Bank will make the proceeds of such Line Loan available to the Company, or continue or convert the Line Loan as requested. If on any day any Line Loan is outstanding with respect to which a proper and timely notice has not been delivered to HSBC Bank in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day and thereafter until notice has been given with respect to such Line Loan, such Line Loan shall be deemed to be a Prime Rate Loan and shall bear interest accordingly.

                HSBC Bank shall not incur any liability to the Company for acting upon any notice referred to above by telephone which HSBC Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this subsection 2.1(b).

                        (c)    The Line of Credit Note. The Line Loans made hereunder shall be evidenced by a note of the Company in the form of Exhibit A annexed hereto and made a part hereof, with all blanks appropriately completed, and any and all renewals, replacements, substitutions and extensions thereof ("Line of Credit Note").

                The Line of Credit Note shall be payable on demand for the amount of the aggregate outstanding unpaid principal amount of the Line Loans.

                The Line of Credit Note shall be inscribed by HSBC Bank as holder of the Line of Credit Note on the reverse side thereof with the amount, the date of making, continuation or conversion of each Loan, each payment of principal, each Loan's character as a LIBOR Loan or Prime Rate Loan and the dates on which each LIBOR Interest Period shall begin and end, and the outstanding aggregate principal balance of the Line Loans. Any such inscription shall constitute prima facie evidence of the accuracy of the information so inscribed; provided, however, the failure of HSBC Bank to make any such inscription shall not affect the Company's obligations under the Line of Credit Note or this Agreement.

                2.2    Letters of Credit.    (a) Letters of Credit. Within the Line Limit and the Letter of Credit Sublimit, upon application of the Company and review and approval thereof by HSBC Bank, HSBC Bank may from time to time during the period commencing on the date of this Agreement, until the date of demand by HSBC Bank of repayment of all amounts owing under the Line of Credit, issue or continue Letters of Credit for the account of the Company in an aggregate face amount for all Letters of Credit outstanding at any one time not to exceed the Letter of Credit Sublimit; provided, however, HSBC Bank will not issue any Letter of Credit if, after giving effect thereto, the issuance of any such Letter of Credit would cause the Letter of Credit Sublimit to be exceeded.

                Each Letter of Credit shall (i) provide for the payment of drafts in United States dollars, presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein, (ii) have an expiration date which is no more than one (1) year from the date of issuance, and (iii) otherwise be in form, content and substance satisfactory to HSBC Bank as the issuer of the Letter of Credit.

                        (b)    Application by the Company for Issuance of the Letters of Credit. The Company shall request HSBC Bank in writing to issue a Letter of Credit by delivering to HSBC Bank on or before the date two (2) Business Days prior to the proposed date of issuance, a Letter of Credit application in form and content satisfactory to HSBC Bank completed to the satisfaction of HSBC Bank and such other certificates, documents and other papers and information as HSBC Bank may reasonably request.

                        (c)    Letter of Credit Fees. The Company agrees to pay HSBC Bank upon the application by the Company for, and the issuance by HSBC Bank of, any Letter of Credit, as provided for herein, a letter of credit fee: (i) in the case of standby Letters of Credit based on the then applicable level of the Pricing Grid and equal to the Applicable Interest Margin for the LIBOR Rate Option for such level on the face amount of such Letter of Credit, and (ii) in the case of commercial Letters of Credit based on HSBC Bank's then standard fees for commercial letters of credit. Such letter of credit fees shall be payable in advance of the issuance of such Letter of Credit, and shall be calculated on the basis of a 360-day year and actual days elapsed. In addition, the Company agrees to pay to HSBC Bank, upon the application for a Letter of Credit, HSBC Bank's customary processing fee for the issuance of any letter of credit, and to pay on demand therefor, after the occurrence of any amendment or drawing, HSBC Bank's then applicable standard amendment and drawing fees.

                        (d)    Obligation to Reimburse. HSBC Bank will notify the Company by telephone promptly upon the occurrence of the presentation for payment of any draft drawn pursuant to a Letter of Credit and of the date HSBC Bank intends to pay such draft ("Payment Date") if that is the case, and will endeavor to give such notification two (2) days prior to the Payment Date. With respect to any draft paid pursuant to a Letter of Credit, the Company hereby agrees to pay to HSBC Bank the amount of such draft on the date of payment by depositing with HSBC Bank prior to 10:00 a.m. (Buffalo, New York time) immediately available funds in the amount of such draft. The failure of the Company to so deposit shall be deemed a request for a Line Loan in an aggregate amount equal to the amount paid.

                        (e)    Unconditional Obligations. In order to induce HSBC Bank to issue Letters of Credit, the Company agrees that HSBC Bank shall not be responsible or liable for, and the Company's unconditional obligation to reimburse HSBC Bank for amounts paid on account of drawings honored under Letters of Credit shall not be affected by (a) the validity, sufficiency or genuineness of any document or instrument presented to HSBC Bank in connection with a Letter of Credit, even if such document or instrument should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, or (b) any action taken or omitted by HSBC Bank in good faith and without gross negligence or willful misconduct in connection with making or not making payment under a Letter of Credit provided HSBC Bank gives any notice required to be given to the Company by any such Letter of Credit.

                2.3    Term Loan.    (a) Term Loan. Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth in this Agreement, HSBC Bank will, commencing on the date the conditions specified in Section 3.1 are satisfied, make available to the Company a term loan in the maximum amount of $10,000,000 repayable over a seven-year period ending May 1, 2010 ("Term Loan"). The Term Loan may be advanced to the Company upon the request of the Company in one or more draws (individually a "Draw" and, collectively, the "Draws"), prior to the expiration of the Draw Period, provided that (i) the amount of the requested Draw does not exceed ninety percent (90%) of the invoice cost of the equipment or fixtures purchased or to be purchased with the proceeds of the Draw being advanced, and (ii) the sum of the requested Draw plus all other outstanding Draws does not exceed Ten Million Dollars ($10,000,000).

                        (b)    Term Note. The Term Loan shall be evidenced by a note substantially in the form of Exhibit B annexed hereto and made a part hereof ("Term Note") with all blanks appropriately completed, payable to the order of HSBC Bank at its office at One

HSBC Center, Buffalo, New York 14203, Attention: Commercial Banking Department in twenty-eight (28) nearly equal consecutive quarterly principal installments as follows: twenty-seven (27) consecutive quarterly principal installments each equal to approximately one twenty-eighth of the principal amount of the Term Note, with such installments to commence on August 1, 2003 and continue on the first day of each November, February, May and August thereafter through and including February 1, 2010, plus one (1) final installment on May 1, 2010 in an amount equal to the then unpaid principal of and interest on the Term Note.

                        (c)    Method of Drawing the Term Loan. If and when the Company wishes HSBC Bank to make a Draw available or to continue a Draw as a LIBOR Loan or convert a Draw from a Prime Rate Loan to a LIBOR Loan or from a LIBOR Loan to a Prime Rate Loan, the Company shall deliver to HSBC Bank the documents required pursuant to Section 3.3 hereof and the Company shall notify HSBC Bank (which notice shall be given by means of a completed and executed Draw Request Certificate in the form of Exhibit F hereto with all blanks appropriately completed) not later than 2:00 p.m. (Buffalo, New York time) on the Business Day on which the Draw is to be funded. The Company shall specify (i) the aggregate amount of the Term Loan to be drawn on a designated date, which shall be at least the LIBOR Minimum Amount or whole multiples thereof for LIBOR Loans and at least the Prime Rate Loan Minimum Amount or whole multiples thereof for Prime Rate Loans, (ii) the proposed date on which the Draw is to be funded, which shall be a Business Day, (iii) whether such Draw is to be a Prime Rate Loan or LIBOR Loan, and (iv) the applicable LIBOR Interest Period, if any. As early as practically possible, but not later than 3:00 p.m. (Buffalo, New York time) on the date on which the Draw is to be made and upon fulfillment of the conditions set forth in Article III of this Agreement, HSBC Bank will make the proceeds of such Draw available to the Company. If on any day any Draw is outstanding with respect to which a proper and timely notice has not been delivered to HSBC Bank in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day and thereafter until notice has been given with respect to such Draw, such Draw or the Term Loan shall be deemed to be a Prime Rate Loan and shall bear interest accordingly.

                HSBC Bank shall not incur any liability to the Company for acting upon any notice referred to above by telephone which HSBC Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this subsection 2.3(c).

                2.4    Interest. The Notes shall bear interest payable in arrears: (i) in the case of Line Loans and Draws outstanding during the Draw Period which are Prime Rate Loans, monthly on the first day of each month; (ii) in the case of Line Loans and Draws during the Draw Period which are LIBOR Loans on the earlier of (a) the end of each LIBOR Interest Period or (b) monthly on the first day of each month; and (iii) in the case of the Term Loan after the Draw Period on the earlier of (a) the end of each LIBOR Interest Period or (b) quarterly on the first day of each August, November, February and May commencing August 1, 2003.

                        (a)    Interest Rate Options. Subject to Section 2.4(e) hereof, the Loans made under this Agreement on or after the date hereof shall bear interest on the unpaid principal amount thereof at a per annum rate of interest determined from the Pricing Grid, and as selected by the Company in accordance with the terms of this Agreement.

                If on any day a Loan is outstanding with respect to which a proper and timely notice has not been delivered to HSBC Bank in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day the Loan shall be deemed to be a Prime Rate Loan and shall bear interest accordingly.

                        (b)    Pricing Grid. The applicable initial rates of interest to be charged for each Prime Rate Loan or LIBOR Loan made hereunder shall be initially established as of the date of this Agreement and are listed on the grid set forth below ("Pricing Grid"). The initial pricing shall be subject to adjustment hereafter during the term of this Agreement based on any change in the Company's Leverage Ratio as determined in accordance with Section 6.7 of this Agreement for the most recently completed fiscal quarter of the Company ("Pricing Event"). The Pricing Grid reflects the changed Rate Options which will replace the initial pricing based on a Pricing Event as follows:

PRICING GRID

                        (a)    Initial Pricing

                                 Prime Rate Option - Prime Rate minus an increment of 1/4%.

                                 LIBOR Rate Option - LIBOR Rate plus an increment of 1.0%.

                        (b)    After a Pricing Event

                                                              Applicable Interest Margin
Leverage Ratio                        LIBOR Rate Option Prime Rate Option

Level I	< 1.0	Plus 1.00%	Minus 1/4%
Level II	> 1.0 but ý 1.5	Plus 1.25%	Plus 0%
Level III	> 1.5 but ý 2.0	Plus 1.50%	Plus 0%
Level IV	> 2.0	Plus 1.75%	Plus 0%

                Each change in the Applicable Interest Margin resulting from a change in the Leverage Ratio shall be effective as to any advances or loans then outstanding or thereafter made during the period commencing on and including the date ten (10) Business Days after delivery to HSBC Bank of the Company's financial statements and a Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Applicable Interest Margin shall be deemed to be in

Level IV: (i) at any time a demand for payment has been made on the Line of Credit or the Term Loan and such demand has not been satisfied; (ii) if an uncured event of default is in existence with respect to the Term Loan; (iii) while a reimbursement obligation with respect to a Letter of Credit has not been timely met; or (iv) if the Company fails to make timely delivery of any financial statements or Compliance Certificates required under this Agreement during the period commencing on the expiration date of the time for delivery thereof and ending on the date ten (10) Business Days after such documents are delivered.

                        (c)    Continuation or Conversion. Subject to the provisions of Sections 2.4(d), 2.8 and 2.9 hereof, the Company shall have the option to continue or to convert all or any part of the outstanding Loans from one permitted Rate Option to another permitted Rate Option for such Loans; provided, however, LIBOR Loans may only be converted on the expiration date of the applicable LIBOR Interest Period; and provided further, Prime Rate Loans may only be converted into LIBOR Loans in amounts equal to at least the LIBOR Minimum Amount and in whole multiples thereof, and LIBOR Loans may only be converted into Prime Rate Loans in amounts equal to at least the Prime Rate Loan Minimum Amount and in whole multiples thereof.

                        (d)    Notice of Rate Option Selected. For any borrowing other than the first borrowing of a Draw, the Company shall notify HSBC Bank (which notice may be given by telephone or by delivery of an executed Request Certificate in the form of Exhibit D for Line Loans or Exhibit E for the Term Loan, as applicable) not later than 2:00 p.m. (Buffalo, New York time) on the Business Day of the proposed borrowing date or the conversion date in the case of a conversion to a Prime Rate Loan, or on the LIBOR Interest Determination Date immediately preceding the proposed borrowing, conversion or continuation date in the case of a conversion to a LIBOR Loan or the continuation of a LIBOR Loan. The Company shall specify (i) the proposed borrowing/conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loans to be converted or continued which shall be equal to at least the LIBOR Minimum Amount or whole multiples thereof or the Prime Rate Loan Minimum Amount or whole multiples thereof, as applicable, (iii) whether the proposed borrowing, conversion or continuation shall be a LIBOR Loan or a Prime Rate Loan, and (iv) in the case of the borrowing of, conversion to, or continuation of, a LIBOR Loan the requested LIBOR Interest Period. If as of the Business Day prior to the date of this Agreement with respect to the initial Rate Option or as of the last day of any LIBOR Interest Period after the date hereof, notice has not been given to HSBC Bank in accordance with this Section 2.4(d) with respect to any outstanding LIBOR Loans, then for that day and thereafter until notice has been given with respect to such Loan, such Loan shall bear interest payable monthly in arrears based on the Prime Rate.

                HSBC Bank shall not incur any liability to the Company in acting upon telephonic notice which HSBC Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Company.

                Except as provided in Sections 2.8 and 2.9 of this Agreement, notice by the Company for conversion to, or continuation of, LIBOR Loans shall be irrevocable on and after the related LIBOR Interest Determination Date until the expiration of the applicable LIBOR Interest Period, and the Company shall be bound to convert or continue in accordance therewith.

                        (e)    Computation of Interest. Interest on the Notes shall be calculated on the basis of one three-hundred sixtieth (1/360th) of the Rate thereof in effect for each calendar day such balance of principal is unpaid. In computing interest on any Loan, the date of the making of the Loan (which shall, for purposes of this Section 2.4(e) only, be deemed to include the date of conversion to a Prime Rate Loan) or the first day of a LIBOR Interest Period shall be included and the date of payment (which shall, for the purposes of this Section 2.4(e) only, be deemed to include the date of conversion of a LIBOR Loan) or the expiration date of a LIBOR Interest Period shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

                        (f)    Post-Maturity Interest. After maturity, whether by acceleration or otherwise, the Applicable Interest Margin on the Notes shall be three percent (3%) in excess of the otherwise applicable margin on the Pricing Grid in effect from time to time until the Notes are paid in full.

                2.5    Use of Proceeds. The Company covenants that it will use the proceeds of the Line Loans advanced under this Agreement for working capital and other general corporate purposes, and that it will use the proceeds of the Term Loan to fund up to 90% of the cost of the Company's capital expenditures for equipment and fixtures acceptable to HSBC Bank.

                2.6    Prepayment. The Company shall have the right to repay or prepay, as applicable at any time without premium all or any portion of any Prime Rate Loan, together with interest on the principal so prepaid to the date of such prepayment; provided, however that (i) any partial prepayment of principal shall be in the amount of $100,000 or a whole multiple thereof and shall be applied to the Line of Credit or the Term Loan as specified by the Company, but any partial payment of the Term Loan shall be applied first to interest and then applied pro rata upon unpaid installments of principal thereafter due on the Term Note. The Company shall have the right to repay or prepay, as applicable, at any time all or any portion of any LIBOR Loan, together with interest on the principal so repaid or prepaid to the date of such repayment or prepayment; provided, however, that (i) any partial repayment or prepayment of principal shall be in the amount of at least $100,000 and in whole multiples of $100,000 and shall be applied to the Line of Credit or Term Loan as specified by the Company, but any partial payment of the Term Loan shall be applied first to interest and then applied pro rata upon unpaid installments of principal thereafter due on the Term Note, and (ii) the Company shall pay to HSBC Bank on demand such amount or amounts as HSBC Bank determines in good faith is necessary to compensate HSBC Bank for any loss, cost, damage and expense sustained or incurred by HSBC Bank with respect to such repayment or prepayment, provided HSBC Bank provides the Company with a written statement setting forth the basis of computation of such amount.

                2.7    Payments. All payments by the Company under this Agreement of interest, principal, fees and other expenses shall be made in immediately available funds not later than 12:00 Noon on the due date at the One HSBC Center office of HSBC Bank or such other office as designated by HSBC Bank, unless such amount is paid by HSBC Bank's debiting a deposit account of the Company.

                2.8    Special Provisions Governing LIBOR Loans -Increased Costs.    (a)  In the event that on any LIBOR Interest Determination Date, HSBC Bank shall have determined (which determination shall be final, conclusive and binding) that:

                                (1)    by reason of conditions in the London Interbank Eurodollar Market or of conditions affecting the position of HSBC Bank in such market occurring after the date hereof, adequate fair means do not exist for establishing the LIBOR Rate, or

                                (2)    by reason of (i) any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Section 2.10) or (ii) other circumstances affecting HSBC Bank or the London Interbank Eurodollar Market or the position of HSBC Bank in such market (such as, but not limited to, official reserve requirements), the LIBOR Rate does not represent the effective pricing to HSBC Bank for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs; then, and in either such event, HSBC Bank shall on such date (and in any event as soon as possible after being notified of a new LIBOR Interest Period) give notice by telephone, confirmed in writing, to the Company of such determination.

                        (b)    Thereafter, the Company shall pay to HSBC Bank upon written request therefor, such additional amounts as HSBC Bank in its sole discretion, shall reasonably determine to be required to compensate HSBC Bank for such increased costs. A certificate setting forth the computation of such additional amounts submitted to the Company by HSBC Bank shall, absent computational error, and if prepared on a good faith reasonable basis, be final, conclusive and binding upon all parties hereto.

                        (c)    In lieu of paying HSBC Bank such additional amounts as required by this Section 2.8, the Company may exercise the following options:

                                (1)    If such determination by HSBC Bank relates only to a LIBOR Loan then being requested by the Company pursuant to the terms hereof, the Company may, on such LIBOR Interest Determination Date by giving notice by telephone to HSBC Bank, withdraw such request;

                                (2)    The Company may, by giving notice by telephone to HSBC Bank require HSBC Bank to make the LIBOR Loan then being requested in the form of a

Prime Rate Loan, or to convert its outstanding LIBOR Loan that is so affected into a Prime Rate Loan at the end of the then current LIBOR Interest Period.

                2.9    Required Termination and Repayment of LIBOR Loans.

                        (a)    In the event HSBC Bank shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Company), that the making or continuation of any or all of its LIBOR Loans:

                                (1)    has become unlawful by compliance by HSBC Bank in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                                (2)    would cause HSBC Bank severe hardship as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London Interbank Eurodollar Market (such as, but not limited to disruptions resulting from political or economic events); then, and in either such event, HSBC Bank shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Company, confirmed in writing, of such determination, identifying which of the LIBOR Loans was so affected.

                        (b)    The Company then shall, upon the termination of the then current LIBOR Interest Period applicable to each LIBOR Loan so affected or, if earlier, when required by law, repay each such affected LIBOR Loan, together with all interest accrued thereon.

                        (c)    In lieu of the repayment to HSBC Bank required by Section 2.9(b), the Company may exercise the following options:

                                (1)    If the determination by HSBC Bank relates only to a LIBOR Loan then being requested by the Company pursuant to the terms hereof, the Company may, on such date by giving notice by telephone to HSBC Bank, withdraw such request;

                                (2)    The Company may, by giving notice by telephone to HSBC Bank, require HSBC Bank to make the LIBOR Loan then being requested in the form of a Prime Rate Loan or to convert its outstanding LIBOR Loan or Loans that are so affected into a Prime Rate Loan at the end of the then current LIBOR Interest Period applicable to each such LIBOR Loan (or at such earlier time as repayment is otherwise required to be made pursuant to the terms of this Agreement). Such notice shall pertain only to the LIBOR Loan outstanding or to be outstanding during each such affected LIBOR Interest Period.

                2.10    Taxes. If any taxes or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any other foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Line of Credit Note or the Term Note or this Agreement, or the making of the LIBOR Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of HSBC Bank), the Company will:

                                (1)    pay on written request therefor all such taxes or duties, including interest and penalty, if any,

                                (2)    promptly furnish HSBC Bank with evidence of any such payment, and

                                (3)    indemnify and hold HSBC Bank and any holder or holders of the Line of Credit Note and Term Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes.

                2.11    Late Charge. Upon written notice from HSBC Bank to the Company of the failure to make any regularly scheduled payment of interest or principal on the Line of Credit Note or the Term Note within ten (10) days of the due date thereof, the Company promises to pay a late charge equal to five percent (5%) of the amount of any such overdue amount of principal or interest.

                2.12    Charge to Account. On the date that any principal of or interest on the Notes or any fees or charges payable under this Agreement are due, the Company authorizes HSBC Bank to debit account number 770830498 of the Company maintained with HSBC Bank on such due date in an amount equal to such unpaid principal, interest, fees or charges, as applicable.

ARTICLE III. Conditions to the Extension of Credit

                3.1    Conditions to Extension of Credit. Without in any way impairing the demand, discretionary nature of the Line of Credit, HSBC Bank's agreement to extend the Credit shall be effective only upon fulfillment of the following conditions at the date of the execution of this Agreement:

                        (a)    Corporate Action. The Company shall have taken all necessary and appropriate corporate action and the Board of Directors of the Company shall have adopted resolutions authorizing the Credit, the execution and delivery of this Agreement and the Notes, and the taking of all action required of the Company by this Agreement; and the Company shall have furnished to HSBC Bank copies certified as of the date of the execution of this Agreement of such corporate resolutions and such other corporate documents as HSBC Bank shall reasonably request.

                        (b)    Corporate Documents. There shall have been furnished to HSBC Bank (i) certificates of the Company's good standing duly issued of recent date by the Secretary of State of New York; (ii) certificates of each Subsidiary's good standing duly issued of recent date by an Official of the jurisdiction of its incorporation; (iii) copies of the certificate of incorporation and all amendments thereto and by-laws of the Company and each Subsidiary, certified by their Secretaries as of the date of the execution of this Agreement; and (iv) certificates of incumbency, dated the date of the execution of this Agreement specifying the officers of the Company and each Subsidiary, together with their specimen signatures.

                        (c)    Collateral Documents. The Company shall have executed and delivered to HSBC Bank: (i) a security agreement in form and content satisfactory to HSBC Bank ("Security Agreement") granting to HSBC Bank a security interest ("Security Interest") in the equipment and fixtures purchased with the proceeds of the Term Loan, whether now owned or hereafter acquired, wherever located; and (ii) appropriate financing statements to perfect the Security Interests which Security Interests shall, at the time of execution of this Agreement, be superior to all other liens and security interests therein.

                        (d)    Notes. The Company shall have executed and delivered to HSBC Bank the Line of Credit Note and the Term Note, each appropriately completed, evidencing the Company's obligation to repay the Line Loans and the Term Loan.

                        (e)    Insurance Certificates. The Company shall have caused to be delivered to HSBC Bank insurance certificates, binders or policies evidencing compliance with Section 5.5 of this Agreement.

                        (f)    Other Matters. All matters incidental to the execution and delivery of this Agreement and the Notes, and all action required on the part of the Company by this Agreement, shall be reasonably satisfactory to HSBC Bank and its counsel.

                3.2    Conditions to Subsequent Extensions of Credit. Subsequent to the satisfaction of the conditions set forth in Section 3.1, each request to HSBC Bank for a Line Loan, or the conversion or continuation of any LIBOR Loan or Prime Rate Loan, shall constitute confirmation by the Company of all the matters set forth in the form of the Compliance Certificate as of the date of the requested Loan, such continuation or conversion, in the same manner as if a written Compliance Certificate had been delivered even though no Compliance Certificate is required by this Section 3.2. No Line Loans, LIBOR Loans or Prime Rate Loans shall be made if the Company is unable to make such a confirmation.

                3.3    Conditions to Term Loan Draws. In addition to the conditions set forth in Sections 3.1 and 3.2 above, HSBC Bank's obligation to make any Draw under the Term Loan shall be subject to satisfaction in full of the following conditions on or prior to the making of each Draw:

                        (a)    Delivery to HSBC Bank of a true, correct and complete copy of an invoice or invoices for each piece of Equipment and/or Fixture(s) purchased or to be purchased with the proceeds of the Draw on the Term Loan;

                        (b)    Written confirmation by the Company to HSBC Bank of the delivery to, and acceptance by, the Company of such Equipment and/or Fixture(s);

                        (c)    Delivery to HSBC Bank of satisfactory evidence that with respect to such Equipment and/or Fixture(s):

                                (i)    HSBC Bank has a first-lien security interest on such Equipment and/or Fixture(s) wherever such Equipment and/or Fixture(s) are located, and

                                (ii)    HSBC Bank has a landlord waiver from the landlord at any location where the Equipment and/or Fixture(s) are to be located which is not owned by the Company, such landlord waiver to be satisfactory to HSBC Bank in form and content

                                (iii)    Adequate insurance coverage is in existence as required by Section 5.5 of this Agreement, and that HSBC Bank is named as Loss Payee.

                        (d)    Delivery to HSBC Bank of a duly executed Compliance Certificate indicating that there is no existing Event of Default or Potential Default; and

                        (e)    The Company shall have delivered to HSBC Bank a satisfactory Draw Request in the form of Exhibit F hereto with all blanks appropriately completed.

ARTICLE IV. Representations and Warranties

                The Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of the Company to HSBC Bank, including indebtedness for fees and expenses, shall remain unpaid:

                4.1    Good Standing and Authority. Each of the Company and each Subsidiary is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification; and has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, the Notes and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

                4.2    Valid and Binding Obligation. This Agreement, the Notes and any other document executed in connection herewith have been duly executed and delivered by the

Company and constitute the legal, valid and binding obligations of the Company and each Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with their respective terms.

                4.3    Good Title. Each of the Company and each Subsidiary has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except Permitted Encumbrances or in favor of HSBC Bank.

                4.4    No Pending Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of the Company or any Subsidiary) or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any basis therefor, which, if adversely determined, would, in any case or in the aggregate have, or would reasonably be expected to have a Material Adverse Effect, or which question the validity of this Agreement, the Notes or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

                4.5    No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person is required on the part of the Company or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the Notes or other documents required by this Agreement or in connection with any of the transactions contemplated thereby.

                4.6    No Violations. Neither the Company nor any Subsidiary is in violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to Indebtedness for borrowed money which might reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement, the Notes and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of HSBC Bank. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith, the Company's filings under the Securities Exchange Act of 1934, or in the financial projections furnished to HSBC Bank which has, or could reasonably be expected to have, a Material Adverse Effect, except those facts and circumstances which generally affect all Persons engaged in the Company's lines of business.

                4.7    Financial Statements. The Company has furnished to HSBC Bank audited Consolidated financial statements showing the Company's and all Subsidiaries' financial condition as of December 31, 2001 and the results of operations and their cash flows for the fiscal year then ended prepared by Ernst & Young LLP, which statements fairly present their Consolidated financial position and the results of their operations as of the date and for the period referred to and have been prepared in accordance with GAAP consistently applied throughout the interval involved. Since the date of such financial statements to the date of execution hereof, there have not been any materially adverse changes in the Consolidated financial condition of the Company and the Subsidiaries from that disclosed in such financial statements. None of the property or assets shown in the Consolidated financial statements delivered to HSBC Bank has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

                4.8    Tax Returns. The Company has duly filed all federal and other tax returns required to be filed for itself and all Subsidiaries except where an extension has been obtained and has duly paid all taxes required by such returns through its fiscal year ending December 31, 2001. Federal income tax liability of the Company and the Subsidiaries has been reviewed by the United States Internal Revenue Service through its fiscal year ending December 31, 1999, and the Company has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.

                4.9    Federal Regulations. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the Company nor any Subsidiary owns nor intends to carry or purchase any such "margin stock", and the Company will not use the proceeds of any Line Loan, Letters of Credit or the Term Loan to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such "margin stock". Neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                4.10    ERISA Matters. No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan; neither the Company nor any Subsidiary has withdrawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Company nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; neither the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event, except for the merger of the Plans referred to above, has occurred; and no Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Company or any Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Code. Each Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which the Company or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, nor any administrator, trustee or fiduciary thereof, to the best knowledge of the Company, has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Code.

                4.11    Subsidiaries and Affiliates. Other than MOD-PAC Pilot Corp., the Company has no Subsidiaries, and other than Kevin Keane and Betty Ann Keane, has no Affiliates.

                4.12    Compliance. The present and anticipated conduct of the business and operations of the Company and each Subsidiary and the present and anticipated ownership and use of each asset of the Company and each Subsidiary are in compliance in each material respect with each applicable statute, regulation and other law (including, but not limited to, the Environmental Protection Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act), except where noncompliance would not result in a Material Adverse Effect. Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of the Company and each Subsidiary or for the present or anticipated ownership or use of any material asset of the Company and each Subsidiary has been duly obtained, made, given or done, and is in full force and effect.

                4.13    Fiscal Year. The fiscal year of the Company is the year ending December 31.

                4.14    Default. There does not exist any Potential Default or Event of Default.

                4.15    Indebtedness for Borrowed Money. The Company and its Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness (a) to HSBC Bank, (b) outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 2 to this Agreement, (c) incurred with the prior written consent of HSBC Bank, and (d) owing to the Company or a Subsidiary.

                4.16    Securities. Each outstanding share of stock, debenture, bond, note and other security of the Company has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

                4.17    Environmental Matters.

                        (a)    No above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by the Company or any Subsidiary, except for storage tanks containing diesel fuel, gasoline or waste oil, which tanks are in compliance with all applicable laws, rules and regulations.

                        (b)    No property owned, leased or operated by the Company or any Subsidiary is or has been used for the storage or Disposal of any Hazardous Substance, except in the ordinary course of its business in accordance with applicable Environmental Laws, or for the treatment of Hazardous Substances.

                        (c)    No unpermitted Release of a Hazardous Substance has occurred or is threatened on, at, from or near any property owned, leased or operated by the Company or any Subsidiary, except where such unpermitted Release does not have, and could not reasonably be expected to have, a Material Adverse Effect.

                        (d)    Neither the Company nor any Subsidiary is subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any Environmental Law.

                        (e)    The Company and each Subsidiary are in compliance with all Environmental Laws, except where noncompliance does not have, and could not be reasonably expected to have, a Material Adverse Effect.

                        (f)    All Environmental Permits have been obtained and are in full force and effect, except where the failure to obtain such Environmental Permit is not likely to have a Material Adverse Effect.

                        (g)    There are no agreements, consent orders, decrees, judgment, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Company or any Subsidiary which required any change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or capital expenditures.

ARTICLE V. Affirmative Covenants

                During the term of this Agreement, and so long thereafter as any indebtedness of the Company to HSBC Bank under this Agreement or in connection with any Letter of Credit, including any indebtedness for fees and expenses, shall remain unpaid, the Company will:

                5.1    Payments. Duly and punctually pay the principal of and interest on all Indebtedness and all fees incurred by it pursuant to this Agreement in the manner set forth in this Agreement.

                5.2    Future Financial Statements. Furnish to HSBC Bank (a) within forty-five (45) days after the end of each quarter of each of its fiscal years, unaudited financial statements of the Company and its Subsidiaries, which statements shall consist of Consolidated and summary consolidating balance sheets as of the end of such quarter, and related statements of income, covering the period from the end of the Company's immediately preceding fiscal year to the end of such quarter certified to be correct by the President or chief fiscal officer of the Company, who shall also furnish to HSBC Bank a Compliance Certificate; (b) within ninety (90) days after the end of each of its fiscal years, audited Consolidated financial statements of the Company and its Subsidiaries, which shall consist of a Consolidated balance sheet as of the end of such year and the related statements of income, retained earnings and cash flows covering such fiscal year, prepared and certified, in the case of such Consolidated financial statements, by Ernst & Young LLP, or other independent certified public accountants satisfactory to HSBC Bank and the Company, together with a Compliance Certificate from the President or Vice President and Treasurer of the Company; (c) promptly, after their preparations copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission; (d) promptly after the filing thereof with the Pension Benefit Guaranty Corporation, a copy of each annual report filed with respect to each Plan; (e) by the end of each of its fiscal years, a forecast of the statements of income and cash flows as of and through the close of its following fiscal year of the Company and the Subsidiaries; and (f) such additional information, reports or statements (including, without limitation, a Compliance Certificate) as HSBC Bank may from time to time reasonably request regarding the financial and business affairs of the Company and the Subsidiaries.

                5.3    Notice. Promptly notify HSBC Bank in writing of (a) any pending or future audits of the Company's or any Subsidiary's federal income tax return by the Internal Revenue Service as soon as the Company has knowledge thereof, and the results of each such audit after its completion; and (b) any default by the Company or any Subsidiary in the performance of, or any modifications of, any of the terms or conditions contained in this Agreement, any other agreement, mortgage, indenture or instrument to which the Company or any Subsidiary is a party or which is binding upon the Company or any Subsidiary and of any default by the Company or any Subsidiary in the payment of any of its Indebtedness. The Company shall not, however, be required to so notify HSBC Bank of potential or actual defaults under, or of modifications of terms or provisions of, those documents or agreements pertaining to its transactions in the ordinary course of business (not concerning its Indebtedness) which do not have a Material Adverse Effect or constitute a Potential Default or an Event of Default.

                5.4    Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Notes) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments and governmental charges and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

                5.5    Insurance. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, form and amount satisfactory to HSBC Bank; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker's compensation laws; (c) promptly deliver to HSBC Bank certificates of insurance, with appropriate endorsements designating HSBC Bank as a named insured and Loss Payee with respect to equipment and fixtures purchased with proceeds of the Term Loan; and (d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to HSBC Bank.

                5.6    Litigation. Promptly notify HSBC Bank in writing as soon as the Company has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Company or any Subsidiary to which the Company or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which may materially and adversely affect the finances or operations of the Company or any Subsidiary or the Company's ability to fulfill its obligations hereunder or which involves more than $1,000,000 unless adequately covered by insurance, or (b) which questions the validity of this Agreement, any of the Notes or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to HSBC Bank such information regarding the same as HSBC Bank may request.

                5.7    Judgments. Promptly notify HSBC Bank in writing as soon as the Company has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which may materially and adversely affect the finances or operations of the Company or any Subsidiary or the Company's ability to fulfill its obligations hereunder or which involves more than $1,000,000 unless adequately covered by insurance, or (b) renders invalid this Agreement, any of the Notes or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to HSBC Bank such information regarding the same as HSBC Bank may request.

                5.8    Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect.

                5.9    Books and Records. Keep proper books and records in accordance with generally accepted accounting principles consistently applied and notify HSBC Bank promptly in writing of any proposed change in the location at which such books and records are maintained.

                5.10    Compliance with Law. Comply with all applicable laws and governmental rules and regulations, except where the failure to so comply does not have, and would not be reasonably expected to have, a Material Adverse Effect.

                5.11    Pension Reports. With respect to each Plan, the Company will furnish the following to HSBC Bank as soon as possible and in any event within thirty days after the Company knows or has reason to know of (a) the occurrence of any Reportable Event with respect to such Plan or (b) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Company or any Subsidiary to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the reorganization (as defined in Section 4241 of ERISA) or insolvency (as defined in Section 4245 of ERISA) of such Plan, and in addition to such notice, deliver to HSBC Bank whichever of the following may be applicable: (i) a certificate of the President or chief fiscal officer of the Company setting forth details known to the Company as to such Reportable Event, together with a copy of any notice thereof that is required to be filed with Pension Benefit Guaranty Corporation, or (ii) any notice delivered by Pension Benefit Guaranty Corporation evidencing its intent to institute such proceedings or any notice to Pension Benefit Guaranty Corporation that such Plan is to be terminated, as the case may be.

                5.12    Inspections. Upon request of HSBC Bank, permit any officer, employee, accountant, attorney or other agent of HSBC Bank upon reasonable notice and during regular business hours to (a) visit and inspect each of the premises of the Company and each Subsidiary, (b) examine, audit, copy and make extracts from each accounting record of the Company, and (c) discuss the business, operations, assets, affairs and condition (financial or other) of the Company and each Subsidiary with a responsible officer of the Company and with the independent accountants of the Company.

                5.13    Environmental Compliance.

                        (a)    Comply with all Environmental Laws.

                        (b)    Promptly notify HSBC Bank in the event of the Disposal of any Hazardous Substance at any property owned, leased or operated by the Company or any Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, on, at or from any such Property, except when such Disposal or Release is in the ordinary course of the Company's business and in compliance with all applicable Environmental Laws.

                        (c)    Deliver promptly to HSBC Bank (i) copies of any non-routine, material documents received from the United States Environmental Protection Agency or any

state, county or municipal environmental or health agency concerning the Company's operations except documents of general applicability; and (ii) copies of any documents submitted by the Company to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.

ARTICLE VI. Negative Covenants

                During the term of this Agreement and so long thereafter as any of the indebtedness of the Company to HSBC Bank pursuant to this Agreement or in connection with any Letter of Credit, including any indebtedness for fees and expenses, shall remain unpaid, the Company and each Subsidiary, without the prior written consent of HSBC Bank, will not:

                6.1    Borrowed Money. Create, incur, assume or suffer to exist any Indebtedness except to HSBC Bank pursuant to this Agreement and as set forth on Schedule 2 attached hereto, and Indebtedness owed by a Subsidiary to the Company or to another Subsidiary or by the Company to a Subsidiary, and Indebtedness not in excess of $3,000,000 outstanding at any one time incurred for capital leases of fixed assets or fixed asset purchases, and unsecured Indebtedness that is subordinated to the Indebtedness of the Company to HSBC Bank under this Agreement in a manner reasonably satisfactory to HSBC Bank.

                6.2    Encumbrances. Create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except in favor of HSBC Bank or a trustee for the benefit of HSBC Bank and except for (a) any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations, (b) any pledge or deposit made by the Company or any Subsidiary in the ordinary course of its business (i) in connection with any workers' compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset, (c) any attachment, levy or similar lien with respect to the Company or any Subsidiary arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien has a material adverse effect on the business or operations of the Company or any Subsidiary, (d) any statutory lien in favor of the United States for any amount paid to the Company or any Subsidiary as a progress payment pursuant to any government contract, (e) any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Company or any Subsidiary or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA), (f) any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Company or any Subsidiary, but not yet due to be paid, (g) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting title to any real property of the Company or any Subsidiary but not interfering with the conduct of its business or operations, (h) liens listed on Schedule 2 hereto and (i) liens on assets securing Indebtedness permitted by Section 6.1 hereof.

                6.3    Guaranties. Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person or otherwise, except (a) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business, (b) in favor of HSBC Bank, (c) guaranties of Indebtedness listed on Schedule 2, and (d) guaranties by the Company granted in the ordinary course of business by the Company in connection with ordinary course of business purchase or sale obligations of Subsidiaries under contracts for the purchase or sale of goods.

                6.4    Sale of Assets. Convey, sell, transfer, lease, or sell and lease back during the term of this Agreement more than five percent (5%) in the aggregate of the property, assets or business of the Company and its Subsidiaries on a consolidated basis to any other Person, except for sales of Inventory in the ordinary course of business and sales of fixed assets no longer needed or in use.

                6.5    Mergers. Merge or consolidate with or into any other firm or corporation, unless the Company is the entity surviving after the merger or consolidation, or enter into any joint venture or partnership with any other Person.

                6.6    Minimum Net Worth. Permit as of the date of this Agreement the Minimum Net Worth of the Company and its Subsidiaries to be less than $19,500,000, and as of the end of each fiscal year of the Company during the term of this Agreement, to be less than $19,500,000 plus 25% of the Company's prior fiscal year's annual consolidated net income.

                6.7    Leverage Ratio. Permit as of the end of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2003, on a Rolling Four-Quarter Basis during the term of this Agreement, the Company's Leverage Ratio to be not greater than 2.50 to 1.0.

                6.8    Current Ratio. Permit as of the end of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2003, on a Rolling Four-Quarter Basis during the term of this Agreement, the ratio of the Company's Consolidated Current Assets to Consolidated Current Liabilities to be less than 2.0 to 1.0.

                6.9    Debt Service Coverage Ratio. Permit as of the end of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2003, on a Rolling Four-Quarter Basis during the term of this Agreement, the Company's Debt Service Coverage Ratio to be less than 2.0 to 1.0.

                6.10    Capital Expenditures. Make or incur any capital expenditures in any one of the Company's fiscal years during the term of this Agreement in excess of $6,000,000 in the aggregate for the Company and its Subsidiaries for any such period; provided, however, capital expenditures made prior to April 30, 2003 shall be excluded from the $10,000,000 limit for the Company's 2003 fiscal year.

                6.11    Disposal of Hazardous Substances. Suffer, cause or permit the Disposal of Hazardous Substances at any property owned, leased or operated by the Company or any Subsidiary, except in the ordinary course of the Company's business in accordance with applicable Environmental Laws.

                6.12    Investments and Advances. Make any investment in or advances to any other person, firm, or corporation, except (a) advance payments or deposits against purchases made in the ordinary course of the Company's business; (b) direct obligations of the United States of America; (c) any existing investments in, or existing or future advances to, any Subsidiary or the Company; or (d) investments which are classified as Cash or Cash Equivalents under GAAP.

                6.13    Change Fiscal Year. Change the fiscal year of the Company.

ARTICLE VII. Default

                7.1    Events of Default. Without detracting from the demand nature of the Line of Credit Note, the occurrence of any one or more of the following events shall constitute an event of default (individually, "Event of Default," or, collectively, "Events of Default"):

                        (a)    Nonpayment. Nonpayment within ten (10) days after the same becomes due whether by acceleration or otherwise of (i) principal of, or interest on, the Notes; (ii) any charge, fee or premium provided for hereunder; or (ii) any reimbursement obligation in connection with any Letter of Credit.

                        (b)    Negative Covenants. Default in the observance of any of the covenants or agreements of the Company contained in Article VI.

                        (c)    Other Covenants. Default in the observance of any of the covenants or agreements of the Company contained in this Agreement, other than those specified in Sections 5.1 and 7.1(b) hereof or in any other agreement with HSBC Bank, which is not remedied within thirty (30) days after notice thereof by HSBC Bank to the Company.

                        (d)    Voluntary Insolvency Proceedings. If the Company or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Company or any Subsidiary.

                        (e)    Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against the Company or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against the Company or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Company or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

                        (f)    Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with this Agreement or as an inducement to HSBC Bank to enter into this Agreement or any other lending agreement with the Company shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Company or any Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Company to HSBC Bank at or prior to the time of such execution.

                        (g)    Other Indebtedness and Agreements. The occurrence of a default by the Company in the performance of any other agreement between the Company and HSBC Bank, or nonpayment by the Company or any Subsidiary of any other Indebtedness (other than as evidenced by the Notes) owing by the Company or any Subsidiary in an amount equal to or exceeding $1,000,000 when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness owing by the Company or any Subsidiary in an amount equal to or exceeding $1,000,000 when required to be performed if the effect of such failure is to accelerate or to permit the holder to accelerate the maturity of such Indebtedness.

                        (h)    Judgments. If any judgment or judgments (other than any judgment for which it is fully insured) against the Company or any Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

                        (i)     Pension Default.

                                (i)    The Company or any of its Subsidiaries (or any officer or director thereof) shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

                                (ii)    any accumulated funding deficiency" (as defined in Section 302 of ERISA), shall exist with respect to any Plan,

                                (iii)    with respect to any Multiemployer Plan, the Company or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom, where in either event the liability of the Company or such Commonly Controlled Entity is in excess of $100,000,

                                (iv)    a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of HSBC Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be,

                                (v)    any Plan shall terminate for purposes of Title IV of ERISA, or

                                (vi)    any other similar event or condition shall exist which, together with all other events or conditions in clauses (i) through (v) above, if any, would subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

                7.2    Effects of an Event of Default.

                        (a)    Upon the happening of one or more Events of Default (except a default with respect to the Company under either Section 7.1(d) or 7.1(e) hereof), HSBC Bank may by notice to the Company require the principal of the Notes then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement. Upon such declaration, any obligations HSBC Bank may have to the Company hereunder shall be immediately cancelled and the Notes then outstanding shall become immediately due and payable without presentation, demand or further notice of any kind to the Company.

                        (b)    Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to the Company, the Notes then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to the Company.

ARTICLE VIII. Indemnification - Costs and Expenses

                8.1    Indemnification. The Company agrees to indemnify, defend, and hold harmless HSBC Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by HSBC Bank, or any other Person as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the property owned or operated by the Company or any Subsidiary. The liability of the Company under the covenants of this Section is not limited by any exculpatory provisions in this Agreement and shall survive repayment of the Notes, or any transfer or termination of this Agreement regardless of the means of such transfer or termination.

                8.2    Expenses. The Company shall reimburse HSBC Bank promptly for all of its out-of-pocket expenses including, without limitation, reasonable counsel fees, filing fees, appraisal fees and recording fees incurred in connection with this Agreement and with any indebtedness subject hereto and for any taxes which HSBC Bank may be required to pay in connection with the execution and delivery of this Agreement and the Notes. The Company shall further reimburse HSBC Bank promptly for any reasonable expenses, including counsel fees and out-of-pocket expenses, incident to the enforcement of any provision of this Agreement, the Notes or any other document executed in connection with this Agreement or in connection with any Letter of Credit. Without limiting the Company's obligation to reimburse HSBC Bank pursuant to this Section 8.2, the Company hereby irrevocably authorizes HSBC Bank to make Line Loans to the Company and to use the proceeds thereof to pay any amount owed by the Company under this Section 8.2 upon the failure of the Company to make such payment, and HSBC Bank agrees to notify the Company of the making of such Line Loans. Any such Line Loans shall be made (i) in the minimum amount necessary and (ii) without regard to the requirements of this Agreement with respect to notice or minimum amount.

ARTICLE IX. Miscellaneous

                9.1    Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by duly authorized officers of the Company and HSBC Bank.

                9.2    Delays and Omissions. No course of dealing and no delay or omission by HSBC Bank in exercising any right or remedy hereunder or with respect to any indebtedness of the Company to HSBC Bank shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of HSBC Bank hereunder are cumulative.

                9.3    Participations and Assignments. The Company shall not assign or otherwise transfer any of the rights of the Company pursuant to this Agreement without the prior written consent of HSBC Bank, and any such assignment or other transfer without such prior written consent shall be void. No consent by HSBC Bank to any such assignment or other transfer shall release the Company from any indebtedness, liability or obligation of the Company pursuant to this Agreement. HSBC Bank shall have the right to assign or otherwise transfer, or to grant any participation in, any indebtedness, liability or obligation of the Company to HSBC Bank pursuant to this Agreement or any of the rights and remedies of HSBC Bank pursuant to this Agreement provided any such assignee, transferee or participant is a lender organized under the laws of the United States of America or under the laws of a State in the United States of America, and assumes all or a pro-rata portion, as appropriate, of the obligations of HSBC Bank hereunder which are being transferred and the assignee/participant is a financial institution with combined capital and surplus in excess of $250,000,000.

                9.4    Successors and Assigns. The Company, Subsidiary and HSBC Bank as such terms are used herein shall include the legal representatives, successors and assigns of those parties.

                9.5    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by facsimile (with a copy by regular mail), three (3) Business Days after being delivered to a courier for overnight delivery or five (5) Business Days after being deposited in the first class United States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

To the Company:	MOD-PAC CORP. 1801 Elmwood Avenue Buffalo, New York 14207 Attn: C. Anthony Rider, Vice President-Finance and Treasurer Facsimile No. 716-447-9201 Telephone No. 716-447-9013
To HSBC Bank:	HSBC Bank USA Commercial Banking Department One HSBC Center Buffalo, New York 14203 Attn: William H. Graser, First Vice President Facsimile No. 716-855-0384 Telephone No. 716-841-2556
(With a copy which shall not itself constitute notice to):	Phillips, Lytle, Hitchcock, Blaine & Huber LLP 3400 HSBC Center Buffalo, New York 14203 Attn: Raymond H. Seitz, Esq. Facsimile No. 716-852-6100 Telephone No. 716-847-7065

                9.6    Governing Law. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of law.

                9.7    Counterparts. This Agreement may be executed in any number of counterparts and by HSBC Bank and the Company on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

                9.8    Titles. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

                9.9    Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

                9.10    JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WHICH IT MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

                9.11    CONSENT TO JURISDICTION. THE COMPANY AND HSBC BANK AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE COMPANY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE COMPANY, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of the 20th day of February, 2003.

Company:	MOD-PAC CORP.

By:______________________________________ C. Anthony Rider Vice President-Finance and Treasurer

HSBC Bank:	HSBC BANK USA

By:______________________________________ William H. Graser First Vice President

EXHIBIT A

LINE OF CREDIT NOTE

$6,000,000.00	Buffalo, New York
February 20, 2003

                FOR VALUE RECEIVED, the undersigned, MOD-PAC CORP. ("Company"), unconditionally promises to pay ON DEMAND to the order of HSBC BANK USA ("HSBC Bank") at its One HSBC Center office, Buffalo, New York 14203, or at the holder's option, at such other place as may be designated in writing by the holder, the principal sum equal to the lesser of (a) SIX MILLION DOLLARS ($6,000,000) or (b) the aggregate unpaid principal amount of all Line Loans made by HSBC Bank to the Company pursuant to the Credit Agreement dated of even date herewith between the Company and HSBC Bank, as the same may from time to time be amended, supplemented or otherwise modified ("Credit Agreement"), together with interest at the rate and on the terms as specified herein. All capitalized terms used in this Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

                This Note shall bear interest on the balance of principal from time to time unpaid from the date hereof until demand by HSBC Bank at the rates and on the dates determined in accordance with Section 2.4 of the Credit Agreement. Interest shall be calculated on the basis of a 360-day year and actual days elapsed which will result in a higher effective annual rate. Interest on Prime Rate Loans shall be payable monthly in arrears commencing on March 1, 2003 and on the first day of each month thereafter. Interest on LIBOR Loans shall be payable on the earlier of (i) the end of each LIBOR Interest Period, or (ii) the first day of each month. Interest shall also be payable on the date this Note is paid in full. After demand by HSBC Bank, this Note shall bear interest at a rate per annum equal to three percent (3%) in excess of the rate of interest otherwise in effect from time to time; provided, however, in no event shall the rate of interest on this Note exceed the maximum rate authorized by applicable law. Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

                HSBC Bank is authorized to inscribe on the schedule on the reverse side hereof or any continuation thereof ("Schedule") the amount, and the date of making, continuation or conversion of each Line Loan, each payment of principal with respect thereto, its character as a LIBOR Loan or Prime Rate Loan and the dates on which each LIBOR Interest Period shall begin and end. Each entry on the Schedule attached hereto (and any continuation thereof) shall be prima facie evidence of the facts so set forth. No failure by HSBC Bank to make, and no error by HSBC Bank in making, any inscription on the Schedule shall affect the Company's obligation to repay the full principal amount of the Line Loans made by HSBC Bank to the Company or the Company's obligation to pay interest thereon at the agreed upon rate.

                If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and Company will pay interest at the then applicable rate until the date of actual receipt of such payment by the holder of this Note.

                No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of the Company and the holder hereof.

                The Company hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

                This Note is the Line of Credit Note referred to in the Credit Agreement, to which reference is hereby made with respect to interest rate options and rights of repayment and applicable fees on the occurrence of certain events.

                The Company agrees to pay all out-of-pocket costs and expenses incurred by the holder in preserving the holder's rights, enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purposes, reasonable attorneys' fees and expenses.

                This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

MOD-PAC CORP.

By:____________________________________ C. Anthony Rider Vice President-Finance and Treasurer

SCHEDULE

LOANS AND PAYMENT OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CONTINUED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	LIBOR INTEREST PERIOD DATES	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT B

TERM NOTE

$10,000,000.00	Buffalo, New York
February 20, 2003

                FOR VALUE RECEIVED, the undersigned, MOD-PAC CORP., a New York corporation ("Company") unconditionally promises to pay to the order of HSBC BANK USA ("HSBC Bank") at its One HSBC Center office, Buffalo, New York, 14203, or, at the holder's option, at such other place as may be designated from time to time by the holder, the principal sum equal to the lesser of (a) TEN MILLION DOLLARS ($10,000,000) or (b) the aggregate unpaid principal amount of all Draws advanced on this Note by HSBC Bank to the Company pursuant to the terms of the Credit Agreement as defined below. The aggregate principal amount drawn on this Note shall be payable in twenty-eight consecutive nearly equal quarterly installments, the first twenty-seven of such installments shall each be in an amount equal to approximately one-twenty-eighth of the amount of the unpaid principal of this Note and the final installment shall be in the total amount of the then unpaid principal balance of this Note. Installments shall commence on August 1, 2003 and shall be payable on the first day of each November, February, May and August thereafter to and including February 1, 2010 with the final installment payable on May 1, 2010. In the event the maximum amount of TEN MILLION DOLLARS ($10,000,000) is drawn, then this Note will be payable in installments as follows: twenty-seven (27) equal consecutive principal installments of $357,142 each commencing August 1, 2003 and payable on the first day of each November, February, May and August thereafter, to and including February 1, 2010; and one (1) final installment on May 1, 2010 equal to the then unpaid principal balance of this Note. All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Credit Agreement (as defined below).

                Company further promises to pay interest on the unpaid principal amount hereof from time to time from the date hereof until maturity (whether by acceleration or otherwise) at the rates and on the dates determined in accordance with Section 2.4 of the Credit Agreement dated of even date herewith by and between Company and HSBC Bank, as the same may from time to time be amended, supplemented or otherwise modified ("Credit Agreement"). Interest shall be calculated on the basis of a 360-day year and actual days elapsed which will result in a higher effective annual rate. Interest on Prime Rate Loans shall be payable monthly in arrears during the Draw Period and thereafter quarterly in arrears commencing on August 1, 2003 and on the first day of each November, February, May and August thereafter. During the Draw Period, interest on LIBOR Loans shall be payable on the earlier of (i) the end of each LIBOR Interest Period, and (ii) on the first day of each month. After expiration of the Draw Period, interest on LIBOR Loans shall be payable on the earlier of (i) the end of each LIBOR Interest Period and (ii) quarterly on the first day of each August, November, February and May, commencing August 1, 2003. Interest shall also be payable on the date this Note is paid in full.

After maturity, whether by acceleration or otherwise, this Note shall bear interest at a per annum rate of 3% in excess of the Applicable Interest Margin in effect from time to time; provided, however, in no event shall the rate of interest on this Note exceed the maximum rate authorized by law. Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

                HSBC Bank is authorized to inscribe the type of, and date of the making, conversion and continuation of, each Prime Rate Loan and each LIBOR Loan, the amount thereof, the applicable interest rate, the dates on which each LIBOR Interest Period shall begin and end, each payment or prepayment of principal, and the aggregate unpaid principal balance of this Note on the schedule on the reverse side hereof and constituting a part hereof, or on a continuation thereof, which shall be attached hereto and made a part hereof (Schedule). Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by HSBC Bank to make, and no error by HSBC Bank in making, any inscription on the Schedule shall affect Company's obligation to repay the full principal amount advanced by HSBC Bank to or for the account of Company, or Company's obligation to pay interest thereon at the agreed upon rate.

                If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and Company will pay interest at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

                This Note evidences a borrowing under and is entitled to the benefits of the Credit Agreement to which reference is hereby made with respect to Draw conditions, interest rate options, and rights of prepayment and acceleration of the principal hereof on the occurrence of certain events.

                No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

                No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of Company and the holder hereof.

                Company hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

                Company agrees to pay all out-of-pocket costs and expenses incurred by the holder in preserving holder's rights, enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purposes, reasonable attorneys' fees and expenses.

                This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of law.

MOD-PAC CORP.

By:____________________________________ C. Anthony Rider Vice President-Finance and Treasurer

SCHEDULE

LOANS AND PAYMENT OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CONTINUED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	LIBOR INTEREST PERIOD DATES	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT C

COMPLIANCE CERTIFICATE

                MOD-PAC CORP. ("Company") hereby certifies to HSBC BANK USA ("HSBC Bank") pursuant to the Credit Agreement between the Company and HSBC Bank dated February 20, 2003 ("Agreement"), that:

                1.    Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

                2.    The Company has complied with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement.

                3.    There exists no Potential Default or Event of Default on the date hereof or, if applicable, after giving effect to the Line Loan, Draw, Term Loan, LIBOR Loan or Prime Rate Loan made, continued or converted on the date hereof.

                4.    The representations and warranties contained in the Agreement, or in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

                5.    As of the date hereof, or for such period as may be designated below, the computations, ratios and calculations as set forth below are true and correct:

(a) Minimum Net Worth as of ________,___ Minimum Net Worth under the Agreement § 6.6	$____________ $19,500,000

as of December 31, 2002 and increasing each year during the term of the Agreement as of the end of each of the following fiscal years of the Company by 25% of the Company's prior fiscal year's annual consolidated net income: 2003, 2004, 2005, 2006, 2007, 2008, 2009 and 2010

(b) Debt Service Coverage Ratio as of _______, ____ Required Ratio under the Agreement § 6.9	_____ to _____ Not less than 2.0 to 1.0

(c) Leverage Ratio as of __________, ____ (i) Total Funded Debt $____ (ii) EBITDA $____ (iii) The ratio of (i) to (iii) Required ratio under the Agreement § 6.7	_____ to 1.00 Not greater than 2.50 to 1.0

(d) Current Ratio as of _________, ____ Required Ratio under the Agreement § 6.8	_____ to _____ Not less than 2.0 to 1.0

(e) Capital Expenditures as of ________, ____ Maximum Permitted Amount under the Agreement § 6.10 exclusive of costs prior to April 30, 2003	$____________ $6,000,000.00

                6.    There is no unsatisfied reimbursement obligation of the Company in connection with any Letter of Credit.

                WITNESS the signature of a duly authorized officer of the Company on __________, 20__.

MOD-PAC CORP.

By________________________________________

Name: ____________________________________

Title: _____________________________________

EXHIBIT D

REQUEST CERTIFICATE

Line of Credit

                The undersigned hereby certifies to HSBC Bank USA ("HSBC Bank") in accordance with the terms of a Credit Agreement dated February 20, 2003 from the undersigned to HSBC Bank;

                The undersigned requests or has requested by telephone or facsimile notice a:

                (Check One)
                            [ ] new loan
                            [ ] conversion
                            [ ] continuation

                                        of a

                (Check One)
                            [ ] LIBOR Loan
                            [ ] Prime Rate Loan

                                        to a or as a

                (Check One)
                            [ ] LIBOR Loan
                            [ ] Prime Rate Loan

in the amount of $_____________ for an Interest Period, if applicable, of

                (Check One)
                            [ ] one month.
                            [ ] three months.
                            [ ] six months.

The proposed conversion/continuation is to be made on ____________, 20___ which is a Business Day.

                WITNESS the signature of the undersigned authorized signatory of the Company this ____ day of _____________, 20___.

MOD-PAC CORP. By________________________________ (Title)

EXHIBIT E

REQUEST CERTIFICATE

Term Loan

                The undersigned hereby certifies to HSBC Bank USA ("HSBC Bank") in accordance with the terms of a Credit Agreement dated February 20, 2003 from the undersigned to HSBC Bank;

                The undersigned requests or has requested by telephone or facsimile notice a:

                (Check One)
                            [ ] new loan
                            [ ] conversion
                            [ ] continuation

                                        of a

                (Check One)
                            [ ] LIBOR Loan
                            [ ] Prime Rate Loan

                                        to a or as a

                (Check One)
                            [ ] LIBOR Loan
                            [ ] Prime Rate Loan

in the amount of $_____________ for a LIBOR Interest Period, if applicable, of

                (Check One)
                            [ ] one month.
                            [ ] three months.
                            [ ] six months.

The proposed conversion/continuation is to be made on ____________, 20__ which is a Business Day.

                WITNESS the signature of the undersigned authorized signatory of the Company this ____ day of _____________, ____.

MOD-PAC CORP. By________________________________ (Title)

EXHIBIT F

DRAW REQUEST CERTIFICATE

                The undersigned certifies the following to HSBC Bank USA ("HSBC Bank") in accordance with the provisions of a Credit Agreement between HSBC Bank and MOD-PAC CORP. ("Company") dated February 20, 2003, as may be amended from time to time ("Credit Agreement"). All capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement:

                1.    Company requests a Draw under the Term Loan in the amount of $_______________. Such amount evidences 90% of the aggregate invoice cost of the equipment and/or fixtures to be purchased (net of soft costs) with the proceeds of such advance and is at least the $1,000,000 minimum amount required for Draws.

                2.    Attached hereto is a true, correct and complete copy of the invoice for the equipment and/or fixtures to be purchased (collectively, the "Equipment");

                3.    Company has received the Equipment and the Equipment is acceptable to Company;

                4.    Attached hereto is a completed Compliance Certificate.

                5.    Attached hereto is a current Insurance Certificate evidencing coverage of the Equipment in accordance with the Credit Agreement and evidencing that HSBC Bank is named as Loss Payee with respect to such Equipment.

                6.    The undersigned requests a Draw to be made as a:

                        (Check One)
                                    [ ] LIBOR Loan
                                    [ ] Prime Rate Loan

in the amount of $__________________ for a LIBOR Interest Period, if applicable, of

                        (Check One)
                                    [ ] one month
                                    [ ] three months
                                    [ ] six months

The proposed Draw is requested to be made on ____________, 20__ which is a Business Day.

                IN WITNESS WHEREOF, the undersigned has set forth his signature as of the ____________, 20__.

MOD-PAC CORP. By________________________________ (Title)

SCHEDULE 1

EMPLOYEE BENEFITS PLAN

MOD-PAC CORP.
Profit Sharing/401K Plan

SCHEDULE 2

LIENS AND INDEBTEDNESS

1.	UCC-1 Financing Statement No. Q17-0500 filed on 9/18/1980, continued on 6/26/1985, 3/22/1990, 3/23/1995, and 3/29/2000 in the Erie County Clerk's Office against MOD-PAC CORP. as Debtor in favor of Manufacturers and Traders Trust Company as Secured Party covering the following collateral: (1) Economy Baler Company. Model 72A42, R.H. Baler, 220/230-3-60, Z/N 61215.

2.	UCC-1 Financing Statement No. 133510 filed on 9/25/1980, continued on 7/3/1985, 4/11/1990, 3/29/1995, 3/31/2000. in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor in favor of Manufacturers and Traders Trust Company as Secured Party covering the following collateral: (1) Economy Baler Company. Model 72A42, R.H. Baler, 220/230-3-60, Z/N 61215.

3.	UCC-1 Financing Statement No. Q89-5774 filed on 3/8/2001 in the Erie County Clerk's Office against MOD-PAC CORP. as Debtor and Buffalo Printers Supply, Inc. as Secured Party covering the following collateral: Consignment Inventory of Consumable Products.

4.	UCC-1 Financing Statement No. 043058 filed on 3/5/2001 in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor and Buffalo Printers Supply, Inc. as Secured Party covering the following collateral: Consignment Inventory of Consumable Products.

5.	UCC-1 Financing Statement No. Q91-6791 filed on 5/3/2001 in the Erie County Clerk's Office against MOD-PAC CORP. as Debtor and Kodak Polychrome Graphics LLC as Secured Party covering the following collateral: Wisconsin HD 34" short Pre-Heat Oven, Kodak Quartz 850 CTP Processor, Kodak Quartz Quick Bake Unit, 90 Degree Plate Turner, 24" 850 Conveyor, Water Chiller, and Extra Plate Cart for stacker.

6.	UCC-1 Financing Statement No. 083541 filed on 4/30/2001 in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor and Kodak Polychrome Graphics LLC as Secured Party covering the following collateral: Wisconsin HD 34" short Pre-Heat Oven, Kodak Quartz 850 CTP Processor, Kodak Quartz Quick Bake Unit, 90 Degree Plate Turner, 24" 850 Conveyor, Water Chiller, and Extra Plate Cart for stacker.

7.	UCC-1 Financing Statement No. Q96-8016 filed on 10/5/2001 in the Erie County Clerk's Office against MOD-PAC CORP. as Debtor and HSBC Business Credit (USA), Inc. as Secured Party covering the following collateral: One (1) Heidelberg 28" x 40" Model SPC102-6P2+LYL Speedmaster Offset Printing Press, including all attachments and accessories thereto and all proceeds and products thereof together with all documents, general intangibles, contract rights, accounts, and chattel paper arising out of the leasing, sale or other disposition thereof. Note that Collateral includes fixtures and Equipment is located at 1801 Elmwood Avenue, Buffalo, NY 14207.

8.	UCC-1 Financing Statement No. 185174 filed on 19/27/2001 in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor and HSBC Business Credit (USA), Inc. as Secured Party covering the following collateral: One (1) Heidelberg 28" x 40" Model SPC102-6P2+LYL Speedmaster Offset Printing Press, including all attachments and accessories thereto and all proceeds and products thereof together with all documents, general intangibles, contract rights, accounts, and chattel paper arising out of the leasing, sale or other disposition thereof. Note that Collateral includes fixtures and Equipment is located at 1801 Elmwood Avenue, Buffalo, NY 14207.

9.	UCC-1 Financing Statement No. 119506 filed on 5/22/2002 in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor and CIT Communications Finance Corporation as Secured Party covering the following collateral: Equipment now or hereafter acquired, which is sold to Debtor pursuant to Lease No. X249181, including: Expanets Inc. **MERLIN MAGIX/SMART CONNECT/SMART MESSAGING. Note that Equipment location includes, but is not limited to: 4199 Bayview Rd., Blasdell, NY.

10.	UCC-1 Financing Statement No. 253871 filed on 11/12/2002 in the New York Secretary of State's Office against MOD-PAC CORP. as Debtor and Heidelberg USA, Inc. as Secured Party covering the following collateral: One (1) New SPC102-5P2+L includes all standard equipment. Note that Debtor is not authorized to sell or otherwise dispose of or encumber the collateral.